UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 22, 2014
Date of Report (Date of earliest event reported)

MONSTER ARTS INC.

(Exact name of registrant as specified in its charter)

Nevada	0-53266	27-1548306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

806 East Avenido Pico, Suite I-288 San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)

(949) 542-6668
Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ X ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective on April 22, 2014, the Board of Directors of Monster Arts Inc., a Nevada corporation (the “Company”), accepted the consent of and appointed Tisha Lawton as the Chief Financial Officer and Secretary of the Company.

Biography

During the past ten years, Ms. Lawton has been involved in business management and human resources with private companies working in corporate administrative, operational and finance related positions. From September 2011 through April 2014, Ms. Lawton was an operations manager with CSI Homes & Development LLC ("CSI"), where she managed the growth of the business from $1,000,000 in revenues in 2011 to over $50,000,000 in revenues in 2013. Ms. Lawton managed an office staff of six persons with a wide range of responsibilities involving oversight of the construction process and daily operations for CSI, including accounting, financing, home sales and upgrades, warranty program management, construction, review and supervision of projects in-line with codes and regulations with sub-contractors, safety training, home designs, interior designs, vehicle purchases and maintenance, equipment purchasing and maintenance, security, community integration. Ms. Lawton also oversaw CSI bookkeeping efforts with focus on preparing cash flow and budgetary estimates, preservation of company profit margins, and providing feedback to upper level management toward future growth and profits. She managed supervisory construction and quality control personnel and further responsibilities included hiring, coordinating, preparing project estimates, negotiating with sub-contractors, and with particular focus on licensing, insurance, and overall sub-contractor performance. Ms. Lawton also engaged and coordinated with government agencies (state, city and local) and engineering professionals on matters pertaining to permitting, road maintenance, sidewalks, utilities, and emergency services. She oversaw, managed, and coordinated with respect to a wide variety of construction and build-out/leasing projects, including (i) floor plans/home designs with architectural firm, (ii) excavation and land development projects, (iii) commercial building projects, and (iv) leasing for unsold, for multi-family build-out, sales, and rentals.

Ms. Lawton also worked with real estate sales representatives on the listings, showings, sales, and warranty programs, plans and specifications for all new homes built by CSI; responsible for making critical adjustments as necessary to the sales price for inventory based on custom features of particular transaction, so as to ensure profit margins were not jeopardized. She assisted and supported sales team efforts by managing and arranging for the direct sale of approximately twenty homes from 2011 to 2014. She further identified and coordinated banking and financial partners for construction loans and new home financing for retail buyers and managed rentals and leasing, including facilities management for unsold and investment inventory( approximately 35 residential rentals, 117 outdoor storage units, 5 commercial units.)

From March 2009 through August 2011, Ms. Lawton was the president of TLC Management Services where she managed clients in a wide range of businesses and industries, including construction (concrete, framing, insulation, painting), home building, real estate development, commercial appraising, retail, high tech, advertising and marketing. Her tasks and responsibilities included: payroll services, accounts payable and accounts receivable management, bank reconciliations, benefits packages, general bookkeeping (including ledger entries), tax reporting and preparation. Ms. Lawton also provided general management consulting services for eight home builders located in the Central Iowa area and with total sales of more than $100,000,000.

From Ms. Lawton was the office manager of Northwood Homes LLC where she managed an office staff of six persons, overseeing the construction process and daily operations, including accounting, financing, home sales and upgrades, warranty program management, construction, safety training, designs, lending liaison and management, vehicle purchases and maintenance, equipment purchasing and maintenance, security, community integration, government agencies, permitting, licensing, risk management and all other aspects of the business. She also managed projects for multi-family build-outs, sales, and other miscellaneous home owner's association matters for Prairie Lakes Condo Association.

Ms. Lawton is a graduate of Indianola High School in Indianola, Iowa where she emphasized business and accounting. She is a member of FBLA 1990-1993.

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 22, 2014, the Board of Directors authorized that certain letter agreement (the "Agreement") between the Company and Tisha Lawton pursuant to which the Company engaged Ms. Lawton as its Chief Financial Officer and Secretary. In further accordance with the terms and provisions of the Agreement, the Company will: (i) pay an annual salary of $10,000 payable in monthly installments; and (ii) issue 5,000,000 shares of our restricted common stock per quarterly calendar period worked or in the event the 5,000,000 shares issued are not equivalent to $12,000 on the day of issuance pursuant to the current trading price of the Company's stock on the OTCQB, the equivalent of $12,000 per quarter based on the closing price on the date of the quarterly report (10-K or 10-Q) is filed.

Lastly, in further accordance with the terms and provisions of the Agreement, either party can terminate the Agreement for any reason without cause by providing five days prior written notice of such termination or thirty day notice prior to the required quarterly corporate filing due date.

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SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1	Offer Letter dated April 22, 2014 between Monster Arts Inc. and Tisha Lawton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER ARTS INC.
DATE: May 1, 2014	By: /s/ Wayne Irving II Name: Wayne Irving II Title: President/Chief Executive Officer

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